Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 268998) and Form S-8 (Nos. 333-266089 and 333-266091) of ADTRAN Holdings, Inc. of our report dated March 1, 2023, except for the effects of the restatement discussed in Note 1 to the consolidated financial statements and the matter discussed in the fifth paragraph of Management’s Annual Report on Internal Control over Financial Reporting, as to which the date is August 14, 2023, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in this Annual Report on Form 10-K/A.

/s/ PricewaterhouseCoopers LLP
Birmingham, Alabama
August 14, 2023